                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 Amendment No. 7

                    under the Securities Exchange Act of 1934

                       UNITED INVESTORS INCOME PROPERTIES
--------------------------------------------------------------------------------
                                (Name of Issuer)

                            LIMITED PARTNERSHIP UNITS
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                      NONE
                                 --------------
                                 (CUSIP Number)

                               MR. PATRICK J. FOYE
                            EXECUTIVE VICE PRESIDENT
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                           COLORADO CENTER, TOWER TWO
                   2000 SOUTH COLORADO BOULEVARD, SUITE 2-1000
                             DENVER, COLORADO 80222
                            TELEPHONE: (303) 757-8081

                                 with a copy to:
                                GREGORY M. CHAIT
                               KATHERINE M. KOOPS
                     POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                   191 PEACHTREE STREET, N.E., SIXTEENTH FLOOR
                           ATLANTA, GEORGIA 30303-1740
                            TELEPHONE: (404) 572-6600
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                 OCTOBER 2, 2001
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), (f) or (g), check the following box [ ].

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                               (Page 1 of 9 Pages)

CUSIP NO.  NOT APPLICABLE             13D                      PAGE 2 OF 9 PAGES
--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON:  AIMCO PROPERTIES, L.P.

         I.R.S. IDENTIFICATION NO. OF ABOVE  PERSON: 84-1275721
         (ENTITIES ONLY)
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]
                                                                          (b)[X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY
--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]

--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------
        NUMBER OF              7     SOLE VOTING POWER
          SHARES
       BENEFICIALLY
         OWNED BY
      EACH REPORTING
        PERSON WITH
                            ----------------------------------------------------
                               8     SHARED VOTING POWER
                                              20,774 UNITS
                            ----------------------------------------------------
                               9     SOLE DISPOSITIVE POWER

                            ----------------------------------------------------
                              10     SHARED DISPOSITIVE POWER
                                              20,774 UNITS
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         20,774 UNITS
--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         34.0%
--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

CUSIP NO.  NOT APPLICABLE             13D                      PAGE 3 OF 9 PAGES

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON: AIMCO-GP, INC.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
         (ENTITIES ONLY)
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]
                                                                          (b)[X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         NOT APPLICABLE
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(d) or 2(e)                                                  [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
--------------------------------------------------------------------------------
        NUMBER OF              7     SOLE VOTING POWER
          SHARES
       BENEFICIALLY
         OWNED BY
      EACH REPORTING
        PERSON WITH
                            ----------------------------------------------------
                               8     SHARED VOTING POWER
                                            20,774 UNITS
                            ----------------------------------------------------
                               9     SOLE DISPOSITIVE POWER

                            ----------------------------------------------------
                              10     SHARED DISPOSITIVE POWER
                                            20,774 UNITS
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         20,774 UNITS
--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         34.0%
--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

CUSIP NO.  NOT APPLICABLE             13D                      PAGE 4 OF 9 PAGES

--------------------------------------------------------------------------------
   1 NAME OF REPORTING PERSON: APARTMENT INVESTMENT AND MANAGEMENT COMPANY I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 84-1259577
         (ENTITIES ONLY)
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]
                                                                          (b)[X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         NOT APPLICABLE
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         MARYLAND
--------------------------------------------------------------------------------
        NUMBER OF              7     SOLE VOTING POWER
          SHARES
       BENEFICIALLY
         OWNED BY
      EACH REPORTING
        PERSON WITH
                            ----------------------------------------------------
                               8     SHARED VOTING POWER
                                         21,812 UNITS
                            ----------------------------------------------------
                               9     SOLE DISPOSITIVE POWER

                            ----------------------------------------------------
                              10     SHARED DISPOSITIVE POWER
                                         21,812 UNITS
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         21,812 UNITS
--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         35.7%
--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

CUSIP NO.  NOT APPLICABLE             13D                      PAGE 5 OF 9 PAGES

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON: INSIGNIA PROPERTIES, L.P.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          (ENTITIES ONLY)
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]
                                                                          (b)[X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         NOT APPLICABLE
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
--------------------------------------------------------------------------------
        NUMBER OF              7     SOLE VOTING POWER
          SHARES
       BENEFICIALLY
         OWNED BY
      EACH REPORTING
        PERSON WITH
                            ----------------------------------------------------
                               8     SHARED VOTING POWER
                                          88 UNITS
                            ----------------------------------------------------
                               9     SOLE DISPOSITIVE POWER

                            ----------------------------------------------------
                              10     SHARED DISPOSITIVE POWER
                                          88 UNITS
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         88 UNITS
--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]

--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.1%
--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

CUSIP NO.  NOT APPLICABLE             13D                      PAGE 6 OF 9 PAGES

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON:  AIMCO/IPT, Inc.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
          (ENTITIES ONLY)
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]
                                                                          (b)[X]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         NOT APPLICABLE
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
--------------------------------------------------------------------------------
        NUMBER OF              7     SOLE VOTING POWER
          SHARES
       BENEFICIALLY
         OWNED BY
      EACH REPORTING
        PERSON WITH
                            ----------------------------------------------------
                               8     SHARED VOTING POWER
                                          88 UNITS
                            ----------------------------------------------------
                               9     SOLE DISPOSITIVE POWER

                            ----------------------------------------------------
                              10     SHARED DISPOSITIVE POWER
                                          88 UNITS
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         88 UNITS
--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.1%
--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

CUSIP NO.  NOT APPLICABLE             13D                      PAGE 7 OF 9 PAGES

--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON: UNITED INVESTORS REAL ESTATE, INC.
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
         (ENTITIES ONLY)
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a)[ ]
                                                                          (b)[X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     SOURCE OF FUNDS
         NOT APPLICABLE
--------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
         TO ITEMS 2(d) or 2(e)                                               [ ]
--------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
         DELAWARE
--------------------------------------------------------------------------------
        NUMBER OF              7     SOLE VOTING POWER
          SHARES
       BENEFICIALLY
         OWNED BY
      EACH REPORTING
        PERSON WITH
                            ----------------------------------------------------
                               8     SHARED VOTING POWER
                                          950 UNITS
                            ----------------------------------------------------
                               9     SOLE DISPOSITIVE POWER

                            ----------------------------------------------------
                              10     SHARED DISPOSITIVE POWER
                                          950 UNITS
--------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         950 UNITS
--------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES                                                              [ ]
--------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         1.6%
--------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

CUSIP NO.  NOT APPLICABLE             13D                      PAGE 8 OF 9 PAGES

         This Amendment No. 7 (this "Amendment") amends the Statement on
Schedule 13D initially filed by AIMCO Properties, L.P. on May 27, 1999, as amended by Amendments 1 through 6, which added reporting parties and otherwise amended and updated the reported beneficial ownership of the units of the issuer by the group.

Item 1.  Security and Issuer

         The name of the issuer is United Investors Income Properties, a Missouri partnership (the "Partnership"), and the address of its principal executive offices is Colorado Center, Tower Two, 2000 South Colorado Blvd, Suite 2-1000, Denver, CO 80222. The Partnership's managing general partner is United Investors Real Estate, Inc., a Delaware corporation (the "General Partner"). The General Partner is a wholly-owned subsidiary of Apartment Investment and Management Company ("AIMCO"). The title of the class of equity securities to which this statement relates is the Partnership's units of limited partnership interest ("Units").

Item 3.  Source and Amount of Funds or Other Consideration.

         This Amendment is being filed after the conclusion of the tender offer by AIMCO Properties, L.P., a Delaware limited partnership, to purchase outstanding Units of limited partnership interest of the Partnership, at a price of $120.40 per unit, subject to the conditions set forth in the Offer to Purchase dated September 4, 2001, and supplement thereto filed as exhibit 7 to the Schedule TO/A filed September 24, 2001.

         At 5:00 p.m. on October 2, 2001, the offer expired pursuant to its terms. A total of 1,613 Units, representing approximately 2.62% of the outstanding Units, were validly tendered and not withdrawn pursuant to the offer. AIMCO Properties, L.P., has accepted for payment all of those units at a price of $120.40 per Unit. The Units were purchased with cash on hand.

Item 5.  Interest in Securities of the Issuer

         (a)-(b) The information in lines 7 through 11 or each reporting person's cover page is incorporated herein by reference. The number of units directly owned by each reporting person is as follows:

                                Number of Directly        Percentage of Class
Entity or Person                Owned Units               Represented
----------------                ------------------        -------------------
AIMCO Properties, L.P.             20,774                      34.0%

AIMCO-GP, Inc.                        -0-                        -0-

AIMCO                                 -0-                        -0-

Insignia Properties, L.P.              88               Less than 1%

AIMCO/IPT, Inc.                       -0-                        -0-

United Investors Real
Estate, Inc.                          950                       1.6%

         (c) See Item 3 above regarding transactions in the Units within the past 60 days.

         (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, the Units beneficially owned by the reporting persons.

         (e) Not Applicable.

CUSIP NO. NOT APPLICABLE              13D                      PAGE 9 OF 9 PAGES


                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 5, 2001

                                             AIMCO PROPERTIES, L.P.

                                             By: AIMCO-GP, INC.
                                                 (General Partner)

                                             By: /s/ Patrick J. Foye
                                                 -------------------------------
                                                 Executive Vice President

                                             AIMCO-GP, INC.

                                             By: /s/ Patrick J. Foye
                                                 -------------------------------
                                                 Executive Vice President

                                             APARTMENT INVESTMENT AND
                                             MANAGEMENT COMPANY

                                             By: /s/ Patrick J. Foye
                                                 -------------------------------
                                                 Executive Vice President

                                             INSIGNIA PROPERTIES, L.P.

                                             By: /s/ Patrick J. Foye
                                                 -------------------------------
                                                 Executive Vice President

                                             AIMCO/IPT, INC.

                                             By: /s/ Patrick J. Foye
                                                 -------------------------------
                                                 Executive Vice President

                                             UNITED INVESTORS REAL ESTATE, INC.

                                             By: /s/ Patrick J. Foye
                                                 -------------------------------
                                                 Executive Vice President